Exhibit 3.1(b)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              EAGLE BROADBAND, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is Eagle Broadband, Inc.

                                   ARTICLE TWO

         On February 17, 2004, the shareholders of the Corporation adopted an amendment to the Articles of Incorporation increasing the number of authorized shares of common stock which may be issued by the Corporation from 200,000,000 shares to 350,000,000 shares. The amendment alters Article IV, specifically paragraph one of the Corporation's Articles of Incorporation, to read as follows:

                                   ARTICLE IV.

         The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000 shares of common stock, par value $.001 per share ("Common Stock" and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

                                  ARTICLE THREE

         Each statement made by these Articles of Amendment has been effected in conformity with the provisions of the Texas Business Corporations Act. These Articles of Amendment to the Articles of Incorporation were adopted by the Shareholders of the corporation on February 17, 2004 and shall be effective upon filing with the Secretary of State.

                                  ARTICLE FOUR

         The number of shares of the Company outstanding at the time of the adoption was 188,240,608 shares of common stock and the number of shares entitled to vote on the amendment was 188,240,608 shares of common stock.

                                  ARTICLE FIVE

         The holders of 176,042,144 shares outstanding and entitled to vote on the amendment voted at the annual meeting of the shareholders of the shareholders held on February 17, 2004.

                                       EAGLE BROADBAND, INC.



                                       By:
                                          --------------------------------------
                                             David Weisman, President